CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated December 28, 2022, and each included in Post-Effective Amendment Number 50 to the Registration Statement (Form N-1A, No. 333-129005) of Pioneer Series Trust V (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated October 28, 2022, with respect to the financial statements and financial highlights of Pioneer Global Sustainable Equity Fund and Pioneer High Income Municipal Fund, included in the Annual Reports to Shareholders for the fiscal year ended August 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 22, 2022